Exhibit 99.1

Julie McDowell
Vice President, Corporate Communications
610-834-6301

FOR IMMEDIATE RELEASE	September 9, 2003

Teleflex Announces Third Quarter Earnings Expectations
and Revises Guidance for the Full Year

Plymouth Meeting, PA — Teleflex Incorporated (NYSE: TFX) today issued revised earnings projections for the company’s third quarter ending September 28, 2003 and fiscal year ending December 28, 2003. The company now expects third quarter earnings to be in the range of 45 cents to 50 cents per diluted share and anticipates earnings for the full year will be in the range of $2.75 to $2.90. Approximately one-third of the anticipated decline relates to the Aerospace Segment and the remainder relates to the Commercial Segment. At this time, third quarter revenues and operating profits for the Medical Segment are in line with the company’s expectations.

     In the second quarter press release issued July 16, 2003, the company stated that earnings for the full year were anticipated to be in the range of $3.05 to $3.20 despite difficult conditions in some of its end markets. At that time, the company stated that it was positioning for improved performance in the Aerospace Segment. The Aerospace Segment’s Cargo Systems, Manufactured Components and Repairs product lines have thus far improved modestly over the prior quarter. However, the Industrial Gas Turbine Services product line has not realized the expected benefit of reductions taken earlier in the year and operating profit for the quarter has been negatively impacted by expenses related to engineering services. The company now expects Aerospace Segment operating profit to show little improvement over the second quarter of 2003.

     In addition, Commercial Segment operating profit will be lower than expected as a result of a weaker Marine aftermarket and less than anticipated North American production of alternative fuel vehicles.

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Sales of alternative fuel vehicles have been impacted by lower state government spending and deferral of expenditures by fleet companies pending passage of the energy legislation in Congress.

     Teleflex will release its third quarter 2003 earnings results in a press release on Wednesday, October 15, 2003 and will hold a webcasted conference call to discuss the quarter’s results on Thursday, October 16, 2003 at 11:00 a.m. (EDT).

Teleflex At A Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including an archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.